Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-206813, 333-223884, 333-237490 and 333-206813) and Registration Statements on Form S-3 (Nos. 333-228991, 333-233526, 333-236198, 333-248823, 333-251522, 333-252154 and 333-253843) of our report dated July 30, 2021, with respect to the consolidated financial statements of CytoDyn Inc. and the effectiveness of internal control over financial reporting of CytoDyn Inc., included in this Annual Report on Form 10-K for the year ended May 31, 2021. Our report on the consolidated financial statements contains an explanatory paragraph regarding substantial doubt as to CytoDyn Inc.’s ability to continue as a going concern.

/s/ Warren Averett, LLC

Birmingham, Alabama

July 30, 2021